UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(Exact name of Registrant as Specified in Its Charter)

Canada	001-39061	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7303 30th Street S.E.
Calgary, Alberta		T2C 1N6
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (403) 723-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 11, 2025, DIRTT Environmental Solutions Ltd. (the “Company”) entered into a letter of offer (the “Letter”) with Business Development Bank of Canada (“BDC”) pursuant to which BDC committed to lending the Company up to C$15.0 million (the “Loan”) subject to the satisfaction of certain conditions. The proceeds of the Loan are expected to be used to partially refinance the Company’s outstanding 6.00% convertible debentures due January 31, 2026 (the “Debentures”). The remaining C$1.6 million principal amount of Debentures is expected to be repaid using cash on hand.

Following satisfaction of the conditions precedent set forth in the Letter, BDC will make an initial disbursement to the Company of C$10.0 million and a secondary disbursement of C$5.0 million. The draw period for the Loan will lapse on December 4, 2026. The Company is required to commence monthly principal payments on May 31, 2026, with additional monthly interest-only payments due on the last day of each month following the first disbursement to the Company pursuant to the Loan. The Loan will accrue interest at a rate equal to BDC’s Floating Base Rate (currently 6.55% per annum) minus 0.75%. The Loan matures on April 30, 2032.

The Company may, once in any 12-month period, prepay up to 15% of the outstanding principal on the Loan without indemnity. In addition to the annual prepayment privilege, the Company may prepay at any time all or part of the principal on the Loan provided it pays the interest owing up to the time of the prepayment together with an indemnity as further set forth in the Letter.

The obligations of the Company under the Letter are secured by: (a) a general security agreement from the Company granting (i) a first-ranking security interest in specific equipment and (ii) a security interest in all other present and after-acquired personal property (excluding consumer goods), subject to certain registered charges; (b) a guarantee from DIRTT Environmental Solutions, Inc. for the full amount of the Loan; (c) a landlord’s waivers of distraint; and (d) a first readvanceable mortgage in the principal amount of US$5.0 million on the land and buildings located at 325 North Wells Street, Chicago, IL, USA.

The Letter contains customary representations, warranties, covenants and events of default for a transaction of this nature, including that the Company must maintain a fixed charge coverage ratio of at least 1.10 to 1.00, tested annually. The Company will pay customary fees and expenses in connection with the Loan, including a standby fee of 1.50% per annum.

The foregoing description of the Letter, including the Loan, is not complete and is qualified in its entirety by reference to the full text of the Letter, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release announcing the financing on December 11, 2025. A copy of that press release is furnished as Exhibit 99.1 to this Current Report and incorporated into this Item 7.01 by reference.

The information set forth under Item 7.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1*	Press release December 11, 2025.

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRTT Environmental Solutions Ltd.

Date: December 11, 2025	By:	/s/ Fareeha Khan
Fareeha Khan
Chief Financial Officer